Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:	Investors – Christine Everett-Zedelmayer
Phone: (858) 458-8517
Email: christine.everett@amylin.com

Media – Alice Izzo
Phone: (858) 642-7272
Email: alice.izzo@amylin.com

AMYLIN PHARMACEUTICALS ANNOUNCES PRICING OF

PUBLIC OFFERING OF COMMON STOCK

SAN DIEGO, March 8, 2012 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today announced the pricing of an underwritten public offering of 13,000,000 shares of its common stock. The gross proceeds to Amylin from this offering are expected to be approximately $203.1 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by Amylin. The offering is expected to close on or about March 13, 2012, subject to customary closing conditions. Amylin has also granted to the underwriter a 30-day option to purchase from it up to an additional 1,950,000 shares of its common stock. Amylin intends to use the net proceeds from this offering primarily for expenses related to its commercialization of BYDUREON™ (exenatide extended-release for injectable suspension), as well as for general corporate purposes which may include research and development expenses, capital expenditures, working capital and general administrative expenses.

Credit Suisse Securities (USA) LLC is acting as sole book-running manager and underwriter in this offering.

A registration statement relating to the shares described above was previously filed with and has become effective by rule of the Securities and Exchange Commission (SEC). A final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and related prospectus, when available, may be obtained from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, or by telephone at (800) 221-1037, or by e-mail at newyork.prospectus@credit-suisse.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the shares in any state or other jurisdiction which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Amylin Pharmaceuticals

Amylin Pharmaceuticals is a biopharmaceutical company dedicated to improving lives of patients through the discovery, development and commercialization of innovative medicines. Amylin is committed to delivering novel therapies that transform the way diabetes and other metabolic disorders are treated. Amylin is headquartered in San Diego, Calif. and has a commercial manufacturing facility in Ohio.

This press release contains forward-looking statements about Amylin and its public offering of common stock, including statements regarding Amylin’s expectations with respect to the completion, timing and size of its offering, the expected gross proceeds from the offering and its anticipated use of proceeds from the offering, which involve risks and uncertainties. Actual results could differ materially from those discussed or implied in this press release due to a number of risks and uncertainties, including risks associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, as well as risks that BYETTA® (exenatide) injection, SYMLIN® (pramlintide acetate) injection or BYDUREON, and the revenues or royalties generated from these products, may be affected by competition, unexpected new data, safety and technical issues, or manufacturing and supply issues; risks that our financial results may fluctuate significantly from period to period and may not meet market expectations; risks that any financial guidance we provide may not be accurate; risks that our clinical trials will not be completed when planned, may not replicate previous results, may not be predictive of real world use or may not achieve desired end-points; risks that our preclinical studies may not be predictive; risks that our NDAs for product candidates or sNDAs for label expansion requests, may not be submitted timely or receive FDA approval; risks that the launch of BYDUREON will be unsuccessful; risks that we will not be successful in our efforts to expand the reach of our sales force or in our efforts to secure an exenatide development and commercial partner outside the U.S.; risks that our expense reductions will not be as large as we expect; and other risks inherent in the drug development and commercialization process. Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA, SYMLIN or BYDUREON. These and additional risks and uncertainties are described more fully in the Company’s recently filed Annual Report on Form 10-K. Amylin disclaims any obligation to update these forward-looking statements.

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